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                                                EXHIBIT 10-32















                              AMENDMENT NO. 8

                                    to

                THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                    of

                 NEW YORK STATE ELECTRIC & GAS CORPORATION
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     The Supplemental Executive Retirement Plan of New York State
Electric & Gas Corporation, effective September 7, 1984, is hereby amended as follows:
     1. All references to the Corporation's tax qualified Retirement Benefit Plan for Salaried Employees are hereby changed to references to the Corporation's tax qualified Retirement Benefit Plan for Employees.
     This amendment is effective as of January 1, 1993.
     2.   Paragraph 4A is hereby amended to read as follows:
          A. Determination of Benefit. In addition to the benefits provided pursuant to Paragraph 3 hereof, all Key Persons who retire either voluntarily or by reason of a disability at age 60 (or age 55 in the case of a Participant in the Corporation's tax qualified Retirement Benefit Plan for
               Employees who is described in Section 2 of
               Article XI of said plan) or later shall be entitled to receive a total retirement benefit equivalent to the percentage of the average of such Key Person's highest three years of earnings within the last ten years of employment with the Corporation that is determined as follows: (i) the percentage benefit shall be 45% for each Key Person who has ten years of service; (ii) the percentage amount shall be increased by one percentage point per year for each additional full year of Service up to a maximum of 74% for thirty-nine or more years of service. For the purpose of determining the earnings of a Key
               Person who is a participant in the
               Corporation's Annual Executive Incentive
               Compensation Plan or Performance Share Plan there shall be excluded any amounts received pursuant to such plans.

               From the amount determined in accordance with the provisions of this paragraph there shall be subtracted (i) any amounts received by the Key Person from the Corporation's tax qualified Retirement Benefit Plan for Employees (prior to reduction for the survivor's benefit or ten year certain benefit) and (ii) any social security benefits which the Key Person is eligible or expected to become eligible to receive as determined by the Plan Administrator. If after the subtraction there remains a positive amount, that amount shall be paid by the Corporation as an additional benefit to the Key Person in accordance with the terms of this Plan.

               For purposes of making the subtraction
               set forth in the previous paragraph, if
               a Key Person retires at or after age 60
               (or age 55 in the case of a Participant
               in the Corporation's tax qualified
               Retirement Benefit Plan for Employees
               who is described in Section 2 of Article
               XI of said plan) and prior to age 62,
               the amount of social security benefits
               subtracted will be the amount of
               estimated social security benefits that
               the Plan Administrator estimates that
               the Key Person would have received if he had retired at age 62.

     This amendment is effective as of September 1, 1993.


     3. Paragraph 4A is hereby amended by substituting the phrase "75% for forty" for the phrase "74% for thirty-nine" in the text of said paragraph.
     This amendment is effective as of January 1, 1994.